Exhibit 99.1

Michael King Appointed CEO of Pactiv Evergreen

LAKE FOREST, IL, March 8, 2021 – Pactiv Evergreen Inc. (NASDAQ: PTVE) announced today that John McGrath has elected to retire as CEO of the company and has been succeeded by Michael King. Mr. King is a current member of Pactiv Evergreen’s Board and has been serving since 2018 as CEO of Graham Packaging Company.  Prior to joining Graham Packaging, Mike held senior leadership positions at FRAM Group, TI Automotive, Lear Corporation and Huhtamaki. He holds multiple Plastics Engineering degrees from Ferris State University and an MBA from Louisiana State University.

Mr. McGrath thanked the Board and extended his congratulations to Mr. King. “It has been an absolute honor and a privilege to have had the opportunity to work with and lead such an amazing team of individuals at Pactiv Evergreen. I am tremendously proud of everything we have accomplished together. I wish Mike the absolute best as he succeeds me as CEO,” said John McGrath.

In accepting his appointment as CEO, Mike King said, “I would like to personally thank John McGrath for his dedicated service to the organization. Furthermore, I would like to thank the Pactiv Evergreen Board of Directors for providing me with this tremendous opportunity to lead such a great organization and team. I look forward to working with, and creating value for, our customers, suppliers, employees and shareholders.”

Jonathan Rich, Chairman of the Board of Directors, expressed the Board’s appreciation to Mr. McGrath and Mr. King on the transition. “The Board would like to thank John McGrath for his 36 years of service and 11 years as CEO and his significant contributions to Pactiv Evergreen, including leading the successful IPO of the company. The Board is very pleased to have Mike King succeed John as CEO of the company. Mike has a proven track record of driving margin and earnings growth at Graham Packaging. He is the right person to lead Pactiv Evergreen into the future.”

About Pactiv Evergreen Inc.

Pactiv Evergreen Inc. is a manufacturer and distributor of fresh foodservice and food merchandising products and fresh beverage cartons in North America and certain international markets. It supplies its products to a broad and diversified mix of companies, including full service restaurants and quick service restaurants, foodservice distributors, supermarkets, grocery and healthy eating retailers, other food stores, food and beverage producers, food packers and food processors.